FIRST AMENDMENT AGREEMENT

     FIRST AMENDMENT AGREEMENT (this "Agreement"), dated as of December 6, 1996 (the "Effective Date"), among National Consumer Cooperative Bank, a banking corporation organized under the laws of the United States which does business as the National Cooperative Bank (the "Company"), and The Prudential Insurance Company of America ("Prudential").

     WHEREAS, the Company and Prudential have entered into a Master Shelf Agreement (as in effect prior to the effectiveness of this Agreement, the "Existing Agreement," and, as amended by this Agreement, the "Amended Agreement"), dated as of December 30, 1994, pursuant to which the Company authorized the issuance of its senior promissory notes (the "Notes") in the aggregate principal amount of up to Fifty Million Dollars ($50,000,000).

     WHEREAS, the Company and Prudential desire to amend and modify certain provisions of the Existing Agreement; and

     WHEREAS, the capitalized terms used herein and not defined herein shall have the respective meanings ascribed to them in the Existing Agreement.

     NOW THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Agreement set forth in Section 2 hereof, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Amendments to paragraph 6E of the Existing Agreement.

     Paragraph 6E of the Existing Agreement is hereby amended by amending and restating in its entirety clause (a) of said paragraph to read in its entirety as follows:

     "(a) Consolidated Debt to exceed eight hundred fifty percent
(850%) of Consolidated Adjusted Net Worth until the earlier of

          (i)  December 24, 1997 or

          (ii) the prepayment in full of the Company's Amended and Restated 8.18% Series A Senior Notes Due June 24, 1997 and Amended and Restated 8.32% Series B Senior Notes Due December 24, 1997 issued pursuant to those certain separate Assumption Agreement and Amended and Restated Senior Note Agreement, each dated as of December 1, 1993, by and among the Company, Equitable Variable Life Insurance Company, The Equitable Life Assurance Society of the United States, Mellon Bank, N.A., as trustee for First Plaza Group Trust, Principal Mutual Life Insurance Company, IDS Certificate Company, SAFECO Life Insurance Company, Phoenix Home Life Mutual Insurance Company, Provident Mutual Life Insurance Company of Philadelphia, Provident Mutual Life and Annuity Company of America, Mutual Service Life Insurance Company and Lutheran Brotherhood,

after which time the Company shall not at any time permit
Consolidated Debt to exceed one thousand percent (1000%) of Consolidated Adjusted Net Worth; or"

     2.   Effectiveness.  The provisions of Section 1 of this
Agreement shall become effective and binding upon the parties hereto on the Effective Date upon the satisfaction in full of each of the following conditions:

          (a) the Company and Prudential shall have executed and delivered a counterpart of this Agreement; and

          (b) the Company shall have paid in full all costs, expenses and charges (including, without limitation, all fees and out-of-pocket expenses of Hebb & Gitlin, special counsel to Prudential) incurred on or prior to the date hereof, directly or indirectly, by Prudential in connection with the preparation, review and implementation of this Agreement.

Upon the effectiveness of this Agreement, on and after the date hereof, each reference in the Existing Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the Notes to the Existing Agreement, shall mean and be a reference to the Existing Agreement as amended hereby.

     3. Duplicate Originals; Execution in Counterpart. Two or more duplicate originals of this Agreement may be signed by the parties hereto, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

     4. Limitation of Amendment. The terms of this Agreement shall not operate as or constitute a waiver by Prudential of, or otherwise prejudice, Prudential's rights, remedies or powers under the Existing Agreement or the Notes or under applicable law. Except as expressly provided herein,

               (i)  no other terms and provisions of the Existing
          Agreement are modified or changed by this Agreement, and

               (ii) the terms and provisions of the Existing
          Agreement shall continue in full force and effect.

The Company hereby acknowledges, confirms, reaffirms and ratifies all of its obligations and duties under the Amended Agreement and the Notes.

     5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.


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     IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their authorized officers as of the date first above written.


NATIONAL CONSUMER COOPERATIVE BANK



By

Name:
Title:



THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA



By_______________________________________
     Name:
     Title: